EXHIBIT 99.1

November 16, 2010

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Second Quarter

MIDLAND, TX – 11/16/10 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $70,040 for the quarter ending September 30, 2010, the Company’s second quarter of fiscal 2011, compared to a net income of $158,350 for the same quarter of fiscal 2010.

Operating revenues in the second quarter of fiscal 2011 were $788,639, an increase of $42,345 or 6% from $746,294 for the first quarter of fiscal 2010.

The average sales price for the quarter ending September 30, 2010 was $5.49 per Mcfe compared to $4.24 per Mcfe for the quarter ending September 30, 2009, an increase of 29%.  Oil production increased 2% and gas production decreased 22% during the second quarter of fiscal 2011 as compared to the second quarter of fiscal 2010.  This decrease in gas production is attributable to natural decline and certain production shut-in for repairs and maintenance.

During the quarter ended September 30, 2010, the Company made two significant acquisitions including overriding royalty interests averaging .28% in 5,120 gross acres covering eight sections in the Haynesville trend area of DeSoto Parish, Louisiana, for an approximate purchase price of $1.65 million.  This acreage currently contains five (5) horizontal wells producing from the Haynesville Shale formation and an additional 59 potential drill sites.  Most of the wells will be operated by Petrohawk Operating Company with the balance operated by Chesapeake Energy.  Other wells drilled in the Haynesville area show the presence of at least two (2) other potential producing zones, the Bossier and Cotton Valley, which are held by production and available for development as conditions warrant.  Any development of these royalties will be free to Mexco of expenses for drilling and operations.  The Haynesville area has been estimated to become the largest gas resource in the United States and the fourth largest in the world subject to realization of technical estimates, according to World Oil in its June 2010 edition.  World Oil recognizes DeSoto Parish as one of the top six (6) parishes of Louisiana where the most productive Haynesville wells are located.

Also during the second quarter of fiscal 2011, the Company acquired all of the outstanding stock of a Texas corporation which owns royalties producing primarily natural gas for a purchase price of $478,000.  These royalties consist of over 200 properties covering 60 counties and parishes in Oklahoma, Texas, Louisiana, New Mexico, Mississippi and Alabama.

For the six months ended September 30, 2010, the Company reported net income of $75,816, compared to $90,347 for the same period of fiscal 2010.  Operating revenues increased 16% to $1,625,032 for the six months ended September 30, 2010 from $1,404,471 for the same period of fiscal 2010.

Mexco Energy Corporation owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company plans to continue to focus its efforts to increase oil and natural gas reserves through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2010	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$142,760	$160,439
Accounts receivable:
Oil and gas sales	402,436	538,444
Trade	31,855	63,455
Related parties	-	55
Prepaid costs and expenses	111,471	17,161
Total current assets	688,522	779,554
Property and equipment, at cost
Oil and gas properties, using the full cost method	29,604,335	27,353,016
Other	78,520	76,161
	29,682,855	27,429,177
Less accumulated depreciation, depletion and amortization	14,698,342	14,179,156
Property and equipment, net	14,984,513	13,250,021
	$15,673,035	$14,029,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$266,875	$301,160
Long-term debt	2,150,000	700,000
Asset retirement obligation	511,343	486,305
Deferred income tax liabilities	802,597	902,757

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,006,366 and 2,003,866 shares issued;
1,949,199 and 1,919,866 shares outstanding as of
September 30, 2010 and March 31, 2010, respectively	1,003,183	1,001,933
Additional paid-in capital	5,997,423	5,907,899
Retained earnings	5,231,954	5,156,138
Treasury stock, at cost (57,167 and 84,000 shares as of
September 30, 2010 and March 31, 2010, respectively)	(290,340)	(426,617)
Total stockholders' equity	11,942,220	11,639,353
	$15,673,035	$14,029,575

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2010	2009	2010	2009
Operating revenue:
Oil and gas	$783,990	$737,944	$1,616,000	$1,391,754
Other	4,649	8,350	9,032	12,717
Total operating revenues	788,639	746,294	1,625,032	1,404,471
Operating expenses:
Production	253,138	269,251	621,365	510,224
Accretion of asset retirement obligation	8,544	7,879	16,974	15,607
Depreciation, depletion, and amortization	267,691	275,072	519,186	538,534
General and administrative	199,544	198,229	447,683	430,414
Total operating expenses	728,917	750,431	1,605,208	1,494,779
Operating profit (loss)	59,722	(4,137)	19,824	(90,308)
Other income (expenses):
Interest income	22	61	26	227
Interest expense	(6,857)	(8,737)	(10,196)	(18,361)
Net other expense	(6,835)	(8,676)	(10,170)	(18,134)

Earnings (loss) before provision for income taxes	52,887	(12,813)	9,654	(108,442)

Income tax expense (benefit):
Current	33,998	-	33,998	-
Deferred	(51,151)	(171,163)	(100,160)	(198,789)
	(17,153)	(171,163)	(66,162)	(198,789)
Net income	$70,040	$158,350	$75,816	$90,347

Earnings per common share:
Basic	$0.04	$0.08	$0.04	$0.05
Diluted	$0.04	$0.08	$0.04	$0.05

Weighted average common shares outstanding:
Basic	1,935,199	1,883,248	1,928,711	1,880,944
Diluted	1,945,893	1,942,514	1,946,420	1,945,702

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2010.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.